UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Pliant Therapeutics, Inc.
(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT TO PRELIMINARY PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2025

The Amendment (this “Amendment”) amends the preliminary proxy statement filed by Pliant Therapeutics, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on April 10, 2025 (the “Preliminary Proxy Statement”). This Amendment is being filed with the SEC on April 11, 2025.
This Amendment clarifies certain disclosures in the Preliminary Proxy Statement on the vote required to approve Proposal No. 3, “To approve an amendment to our Amendment and Restated Certificate of Incorporation (“certificate of incorporation”) to limit the liability of certain officers of Pliant Therapeutics, Inc. as permitted by Delaware law” (“Proposal No. 3”). The vote required to approve Proposal No. 3 is the approval of a majority of the outstanding shares of common stock of the Company entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote “Against” Proposal No. 3.
Accordingly, the Preliminary Proxy Statement is amended as follows:
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The description of the vote required to approve the proposals on page 3 of the Preliminary Proxy Statement under the question “How many votes are required to approve the proposals?” is hereby amended and restated in its entirety as follows:
Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger or different vote is required by law or by our certificate of incorporation or bylaws. Accordingly, this is the voting standard that will apply for Proposal Nos. 2 and 4. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on such proposals and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority with respect to that item and has not received instructions from the beneficial owner.
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes properly cast, meaning the director nominees receiving the most votes will be elected. Shares voting “withheld” have no effect on the election of directors.
To approve Proposal No. 3, under Section 242 of Delaware General Corporate Law and our certificate of incorporation, a majority of the outstanding shares of common stock entitled to vote on the proposal must vote “For” Proposal No. 3. Abstentions and broker “non-votes” will have the same effect as a vote “Against” Proposal No. 3.
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Except as specifically amended herein, all information in the Preliminary Proxy Statement remains unchanged. No other changes have been made to the Preliminary Proxy Statement. This Amendment should be read in conjunction with the Preliminary Proxy Statement.